Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ParaZero Technologies Ltd.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on form F-1, of our report dated March 23, 2023, relating to the financial statements as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022 of ParaZero Technologies Ltd., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

March 23, 2023

Tel Aviv, Israel